Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. Excluded information has been marked at the appropriate places as [***].

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This Intellectual Property Purchase Agreement (this “Agreement”), is made as of this thirtieth day of June, 2023 (the “Effective Date”), between HIGH WIRE NETWORKS, INC., a Nevada corporation, with offices at 30 N. Lincoln St. Batavia, IL 60510 (“HWNI”) and JOHN PETERSON, an individual, having an address of [***] (“Peterson”).

RECITALS

WHEREAS, Peterson owns all right, title and interest in and to certain Software (defined below), and all Intellectual Property (defined below) thereto; and

WHEREAS, HWNI wishes to purchase from Peterson all right, title and interest in and to the Software.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and conditions herein contained the parties hereto have agreed and do by these presents agree as follows.

1. Definitions.

A. “Confidential Information” means all financial, technical, and other information regarding the Intellectual Property, inclusive of all Products and designs, and other Intellectual Property, or any portion thereof, whether or not marked as confidential. Confidential Information includes, but is not limited to (i) oral, electronic and written information regarding any drawings, inventions, discoveries, developments, formulas, processes, methods, trade secrets, designs, know-how, databases, and innovations developed by or for Peterson, and (ii) oral, electronic, and written information which is used by HWNI in its business which is proprietary to, about, or created by or for HWNI.

B. “Intellectual Property” means, relating to the Software, all United States and foreign patents and patent applications (whether utility, or design), registered and unregistered trademarks, service marks, trade names, processes, industrial designs, conceptual drawings, technical drawings, marketing materials, inventions, registered and unregistered copyrights and copyright applications, know-how, trade secrets, software code, documentation, investor presentation materials, financial models, protectable concepts, all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights; (v) other proprietary rights in intellectual property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

C. “Products” means any article created, manufactured, or assembled using the Intellectual Property.

D. “Software” shall mean all computer software and databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto, including, but not limited to, that certain browser plug-in designed to protect devices from phishing attempts, check URLs, create access to the underlying operating system, and other features and functionality, generally referred to as “[***]”, and those items identified in Schedule A of this Agreement, and all Intellectual Property rights thereto.

2. Assignment.

A. Peterson hereby sells, conveys, assigns, transfers and sets over to HWNI the entire right, title and interest in and to the Software “as is”, including all Intellectual Property related thereto, including without limitation: (a) all copyrights in the Software throughout the world, together with the right to obtain copyright registrations therefore, and any renewals or extensions of such copyright registrations; and (b) all works based upon, or derived from or incorporating the Software and/or the Intellectual Property thereto.

B. Peterson represents and warrants:

(1) None of the Software: fails to comply with any applicable warranty, service level agreement or other contractual commitment relating to the use, functionality, security or performance of such Software or any product or system containing or used in conjunction with such Software. Peterson has made available a true, correct and complete list of all known bugs, defects and errors in each version and component of the Software. Without limiting the foregoing, there are no indemnification requests or warranty, service credit or other claims asserted against Peterson related to any Software which remain unresolved as of the date hereof.

(2) None of the Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).

(3) None of the Software performs the following functions, without the knowledge and consent of the owner, device administrator or authorized user of a computer system or device: (i) sends information of a user to any other person without the user’s or device administrator’s consent; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner, device administrator or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner, device administrator or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner, device administrator or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s or device administrator’s knowledge; or (viii) employs a user’s Internet connection without the user’s or device administrator’s knowledge to gather or transmit information regarding the user, including the user’s behavior.

(4) The Software does not include or otherwise contain any programs, software, source code, or other materials that that is licensed under any free, source available, open source or similar license (including any license identified as an open source license by the Open Source Initiative (www.opensource.org or any successor website thereof) or the Free Software Foundation (https://www.fsf.org or any successor website thereof, including, without limitation, the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License) that is or has been included, incorporated or embedded in, linked to, combined, distributed, or made available with, or used in the development, delivery or provision of any Software, except for GPL V2.0 open software named ClamAV, which is used for file based anti-virus scanning.

(5) No source code for any Software has been delivered, licensed or made available to any escrow agent or other person. Peterson has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Software to any escrow agent or any other person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Software to any other person.

(6) (i) Peterson exclusively owns all right, title and interest to and in the Software and the Software, constitutes all of the Intellectual Property; (ii) all right, title and interest, including all Intellectual Property created by Peterson or other persons for or on behalf of Peterson in connection with the Software have been irrevocably assigned to Peterson without any conflict or breach of any such person’s obligations to any third party.

B. Peterson shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as HWNI may reasonably request for use in applying for, obtaining, perfecting or otherwise recording, evidencing, sustaining, and enforcing its rights in and to the Software and Intellectual Property and the assignment and assumption of the rights conveyed hereunder. Peterson’s obligations to assist HWNI with respect to the Software and Intellectual Property rights, in any and all countries, shall continue beyond the termination or cancellation of this Agreement. In the event HWNI is unable for any reason, after reasonable effort, to secure Peterson’s cooperation or signature on any document needed in connection with the actions specified in the preceding paragraph, Peterson hereby irrevocably designates and appoints HWNI, its duly authorized officers and agents as Peterson’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Peterson’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Peterson. Peterson hereby quitclaims to HWNI any and all claims, of any nature whatsoever, which Peterson now has, or may hereafter have, for infringement of any Intellectual Property rights assigned hereunder to HWNI.

3. Consideration; Payment.

A. In consideration of the assignments granted in this Agreement, HWNI agrees to pay to Peterson ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) in installments as follows:

(1) Payment of $25,000

Based on successful completion of tasks below.

●	Create one page patent descriptions for each patent (4 in total) suitable for patent search by patent attorney.
●	Create a multi-page provisional patent documents (4 in total) suitable for patent attorney to use for patent applications.

●	Secure patent receipts from applications which can be used to claim "Patent Pending" status and start protecting IP.
●	[***].
●	Design and build initial “Proof of Concept” operating environment. (w/engineering team)
●	[***].
●	Perform pricing analysis and work with marketing to create initial marketing materials.
●	Complete operating infrastructure design with rough capital and operating budgets.
●	Completion of content for investor deck and associated documentation.

(2) Payment of $25,000

Based on successful completion of tasks below.

●	Create standard version [***] 1.1
●	Architect backend and front end, multi-tenant management interface for [***] 1.1
●	Create downloadable web copy to market the solution.
●	[***]:

1. [***]

2. [***]

3. [***]

4. [***]

5. [***]

6. [***]

●	[***]

(3) Payment of $25,000

Based on successful completion of tasks below.

●	Create [***]1.2 Advanced version.
●	[***].
●	[***].
●	[***].
●	[***].
●	[***].

(4) Payment of $25,000

Based on successful completion of tasks below.

●	Solicit and obtain 3 product readiness reviews of the products usefulness and quality from 3 different sources.
●	Sources may be either a customer, reseller, or respected industry veteran. The positive review may be audio recorded or written and may be as little as one sentence or statement.
●	It is also expected that a positive review may also include constructive feedback related to things that may be improved or added.
●	An indication of whether a review is a positive review is determined by the collective majority of the CEO, COO, CPO and CTO of Highwire Networks.
●	Completed 10 POCs of the product offering.
●	Completed the full launch of the product, which includes pricing and marketing material.

B. Peterson shall receive a twenty percent (20%) ownership interest in an entity (“NewCo”) to be formed by HWNI to which the Software and Intellectual Property will be assigned, either directly or by HWNI. HWNI shall own the other eighty percent (80%) of such NewCo, with the right to direct and control the business and affairs of NewCo. HWNI intends to sell up to ten percent (10%) of its interest in NewCo, without any dilution of Peterson’s interest in NewCo. HWNI and Peterson will cooperate to sell the 10% of HWNI’s equity at the highest valuation possible. Ultimate valuation of the entity will be driven by the value of the Software and Intellectual Property. Peterson shall receive a $2 million liquidation preference for up to 18 months post closing of this agreement stipulating that in any liquidity event related to the Software and Intellectual Property, Peterson will receive the first $2 million of proceeds from liquidation of the entity that owns the IP, should the valuation be less than $20 million. HWN and Peterson will structure the NEWCO shareholder agreement to allow for stock sale or conversion from the subsidiary to the Public parent based on relative valuations of each entity, subject to best governance practices, securities laws, and restrictions on timing of sale.

C. HWNI will extend an offer of employment to Peterson in accordance with the Employment Agreement attached hereto as Exhibit #1.

D. HWNI will work with Peterson to engage the proper resources to complete development and commercialization as quickly as possible.

4. Representations, Warranties and Covenants.

A. In addition to any other representations and warranties under this Agreement, Peterson represents, warrants and covenants to HWNI as follows:

(1) Peterson has the full right, authority and power to enter into this Agreement, to perform all its obligations, and to assign and grant the Software and Intellectual Property to HWNI;

(2) Peterson’s execution, delivery and performance of this Agreement will not violate the provisions of any agreement to which Peterson is a party;

(3) the Software and Intellectual Property are the original work of Peterson, and at the time of execution of this Agreement, Peterson owns all right, title and interest in and to the Software and Intellectual Property and can thereby grant the rights, title and interest granted and assigned pursuant to this Agreement;

(4) none of the Software and/or the Intellectual Property is the subject of any intellectual property registrations or pending applications other than as identified in this Agreement;

(5) HWNI’s possession, use, and commercial exploitation of the Software and Intellectual Property does not and will not infringe the intellectual property or other proprietary rights of any third party; and

(6) Peterson is not aware of any third parties’ valid intellectual property rights or similar protections which would be infringed upon by the Software and/or the Intellectual Property or the use or other exploitation thereof.

(7) the Software and Intellectual Property are free and clear of all liens, encumbrances and claims which are or may be adverse to Peterson’s right, title and interest in the Software and Intellectual Property.

B. HWNI represents and warrants to Peterson that HWNI has (i) full power and authority to enter into this Agreement and perform its obligations herein; and (ii) HWNI’s execution, delivery and performance of this Agreement will not violate the provisions of any agreement to which HWNI is a party.

5. Indemnification and Insurance.

A. Peterson shall indemnify, hold harmless and defend HWNI, and its parents, subsidiaries, affiliates, officers, directors, employees, customers, suppliers, subcontractors and agents, against any claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys’ fees, amounts required for posting bonds to secure injunctive relief, expert witness and other professional fees, and court costs) arising out of any breach of this Agreement including without limitation Peterson’s representations, warranties, and covenants made hereunder.

B. In the event HWNI allows Peterson to select defense counsel, such counsel shall be subject to approval by HWNI which may be withheld in HWNI’s sole discretion. HWNI shall have the right at all times to retain or resume control of the conduct of the defense using counsel of its own choice subject to payment of attorney fees by Peterson. HWNI shall have sole control of all settlement negotiations relating to all claims against it, the Software and/or Intellectual Property. Peterson shall provide to HWNI and its legal counsel reasonable assistance and information to assist with the defense.

6. Covenant Not to Sue. Peterson convenants, on behalf of himself and his successors and assigns (collectively, the “Peterson Parties”), that no Peterson Parties will commence or maintain any suit, whether at law or in equity, against HWNI or its parent companies, subsidiaries, affliates, predecessors, successors, assigns, officers, directors, employees, agents, shareholders, advisors, and representatives (collectively, the “HWNI Parties”) for infringement of any of Peterson’s patents, copyrights, or other Intellectual Property. This provision shall survive the cancellation or termination of this Agreement regardless of reason.

7. Confidentiality. Peterson shall not, without the express written consent of HWNI, for any reason or at any time either during or subsequent to the term of this Agreement disclose HWNI’s Confidential Information to a third-party. The confidentiality obligations set forth in this Section 7 shall not apply to Confidential Information which: (a) is in the public domain, or which was publicly known or available on the Effective Date; or (b) after the Effective Date becomes available to the public in a manner not involving a breach of any duty under this Agreement. The recipient of any Confidential Information shall only use the Confidential Information to perform its obligations hereunder and shall only make the Confidential Information available to the recipient’s employees, agents, representatives, or sub-contractors on a need-to-know basis. Each party acknowledges that any breach of its obligations with respect to Confidential Information of the other party may cause the other party immediate and irreparable injury for which there are inadequate remedies at law and that the other party shall be entitled to terminate this Agreement immediately and shall be entitled to equitable relief, and to the recovery of its reasonable attorneys’ fees, and to any other costs associated with any such proceeding, and to all other remedies available to it.

8. Notices. All notice(s) of every kind and description whatsoever under this Agreement shall be in writing and shall be deemed to have been received when personally delivered or when mailed through the U.S. Postal Service, postage prepaid, return receipt requested, or when shipped by private express carrier, shipment charges prepaid, to the party to whom delivery shall be made at the respective addresses as set out below.

To Peterson:	John Peterson [***] [***]
To HWNI:	High Wire Networks, Inc. 30 N. Lincoln St. Batavia, IL 60510 Attn: Mark Porter, Chairman and CEO

If any party wishes to alter the recipient/address to which communications to it are to be sent, it may do so by providing the new information, in writing, to the other. All communications addressed in accordance with this Agreement shall be effective (i) when received, if delivered by certified or registered mail, and (ii) two (2) days after being sent by private express carrier (next day delivery).

9. Miscellaneous.

A. This Agreement constitutes the entire understanding between the parties hereto and supersedes all prior agreements (whether written or oral) relating to the subject matter of this Agreement. No provision of this Agreement may be amended or added to except by an agreement in writing signed by all of the parties hereto. This Agreement may be executed by any party to this Agreement by original signature, facsimile and/or electronic signature.

B. This Agreement shall be binding upon, may be enforced by, and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement and the rights, obligations and duties hereunder may not be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

C. The parties expressly agree that the terms of this Agreement are valid and enforceable and that they will not assert any contrary position in any dispute resolution to enforce or construe it. If any provision of this Agreement shall be held void or unenforceable by a court, such provision shall be severable and shall not affect the validity or enforceablility of any other provisions of this Agreement.

D. The parties hereby irrevocably consent to the exclusive and personal jurisdiction of the State and federal courts seated in Cook County, Illinois, and hereby waive all rights to object thereto, including on the basis of forum nonconveniens. This Agreement and any disputes or causes of action arising hereunder or in connection herewith shall be construed in accordance with Illinois law, notwithstanding the choice of law or conflicts of laws principles of any jurisdiction to the contrary.

E. The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

F. No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach.

G. The parties will, without further consideration, do any further acts and deliver all further assurances, documents, as shall be necessary or required to fully perform and carry out the terms of this Agreement.

H. The parties have entered into this Agreement as independent contractors only, and nothing contained in this Agreement places or shall be construed to place the parties in the relationship of legal representation, employer-employee, partners, joint ventures, or agency, and neither party will have the power or authority to obligate or bind the other party in any manner. There is no intent to create third party beneficiary status in any other person and no third party shall have any right to enforce any provision hereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HWNI:

HIGH WIRE NETWORKS, INC.
a Nevada corporation

By:	/s/ Mark Porter
Mark Porter

Its:	Chief Executive Officer

PETERSON:

/s/ John Peterson
John Peterson, an individual

SCHEDULE A

INTELLECTUAL PROPERTY

EXHIBIT #1

EMPLOYMENT AGREEMENT